EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PFSWEB, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
     PFSWEB, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:
     FIRST: The name of the corporation is PFSweb, Inc.
     SECOND: At a meeting of the Board of Directors of PFSweb, Inc., resolutions were duly adopted declaring the advisability of an amendment to the Certificate of Incorporation, as follows, and providing that:
     “Article FOURTH of Certificate of Incorporation of PFSweb, Inc. shall be hereby amended by adding the following thereto:
     Effective at 12:01 a.m., Eastern Time, on June 2, 2008 (the “Effective Date”), every four and seven-tenths (4.7) shares of the Corporation’s Common Stock, par value $.001 per share (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Date shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001, of the Corporation (the “New Common Stock”) (such combination and conversion being hereinafter referred to as the “Reverse Stock Split”).
     Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth below); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth below.
     No fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split, and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares (the “Fractional Shares”) otherwise issuable to the holders of record of Old Common Stock entitled to fractional shares (the “Fractional Shareholders”) shall be issued to the Corporation’s transfer agent or other party selected by the Corporation (the “Agent”), as agent for the Fractional Shareholders. The Agent shall sell of all of the Fractional Shares as soon as practicable after the Effective Date on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon compliance with such instructions as may be deemed necessary or advisable by the Corporation, including the execution and delivery of a Letter of Transmittal and the surrender and delivery of Fractional Shareholders’ stock certificates, the Corporation will cause the Agent to distribute to the Fractional Shareholders their respective pro rata share of the total net proceeds derived from the sale of the Fractional Shares.”
     THIRD: This Certificate of Amendment of Certificate of Incorporation was duly approved at a duly held meeting of the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on June 2, 2008.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned as of the 27th day of May, 2008.

PFSweb, Inc.
By:	/s/ Thomas J. Madden
Thomas J. Madden
Executive Vice President